EXHIBIT 2


                                  JAMES WOODLEY


                                                                    May 15, 2001


To:      The Board of Directors of
         Waste Conversion Systems, Inc.


         I hereby tender my resignation as a Director and Secretary/Treasurer of Waste Conversion Systems, Inc. to be effective upon approval by the Board of Directors and acceptance by the new members of the Board to their new positions.



Sincerely,


/s/ James Woodley
-----------------
James Woodley